EXHIBIT 10.4

SUMMARY OF PLATINUM UNDERWRITERS HOLDINGS, LTD.
NONEMPLOYEE DIRECTOR COMPENSATION PROGRAM

On October 22, 2008, the Board of Directors of Platinum Underwriters Holdings, Ltd. (the “Company”) approved the following compensation program for directors of the Company who are not employees of the Company or any of its affiliates (“Nonemployee Directors”), to be effective as of the date of the Company’s 2009 Annual General Meeting of Shareholders:

•	a $100,000 annual retainer to be paid to each Nonemployee Director in cash, quarterly in arrears;

•	a $75,000 additional annual retainer to be paid to Dan R. Carmichael in cash, quarterly in arrears, for his service as the Chairman of the Board and the Chairman of the Governance Committee;

•	a $45,000 additional annual retainer to be paid to the Chairman of the Audit Committee in cash, quarterly in arrears;

•	a $25,000 additional annual retainer to be paid to the Chairman of the Compensation Committee in cash, quarterly in arrears; and

•
an annual grant under the Company’s 2006 Share Incentive Plan to each Nonemployee Director of restricted share units with a fair market value of $50,000 to be made at each Annual General Meeting of the Shareholders of the Company, with the terms set forth in the Form of Nonemployee Director Share Unit Award Agreement previously filed with the Securities and Exchange Commission.